Exhibit 5.2

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

September 26, 2025

Broadstone Net Lease, Inc.

Broadstone Net Lease, LLC

207 High Point Drive, Suite 300

Victor, NY 14564

Ladies and Gentlemen:

We are acting as counsel to Broadstone Net Lease Inc., a Maryland corporation (the “Company”), and Broadstone Net Lease, LLC (the “Operating Partnership”), a New York limited liability company of which the Company is the managing member, in connection with the Registration Statement on Form S-3 (File Nos. 333-279115 and 333-279115-01), as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the (i) issuance and sale of $350,000,000 in aggregate principal amount of 5.000% senior unsecured notes of the Operating Partnership (the “Notes”) and (ii) guarantee of the Notes by the Company (the “Guarantee” and together with the Notes, the “Securities”), pursuant to a base prospectus contained in the Registration Statement dated May 3, 2024 and a final prospectus supplement dated September 23, 2025 (the “Prospectus Supplement”). The Securities are being offered to the public pursuant to an underwriting agreement, dated September 23, 2025 (the “Underwriting Agreement”) among the Company, the Operating Partnership and J.P. Morgan Securities LLC, Truist Securities, Inc., and U.S. Bancorp Investments, Inc., as representatives (collectively, the “Representatives”) of the several underwriters (the “Underwriters”) named in Schedule 1 thereto. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Securities have been issued pursuant to a base indenture dated September 15, 2021 (the “Base Indenture”) among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the second supplemental indenture dated September 26, 2025 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Operating Partnership, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and the Operating Partnership, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We examined, among other documents, the following:

(a) an executed copy of the Underwriting Agreement;

(b) executed copies of the Indenture;

(c) executed copies of the Notes; and

(d) the notation of guarantee evidencing the Guarantee.

The documents referred to in items (a) through (d) above, inclusive, are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Underwriting Agreement and certificates and oral or written statements and other information of or from public officials, officers and representatives of the Company, the Operating Partnership and others.

801 17th Street, NW, Washington, DC 20006

T: +1.202.639.7000 friedfrank.com

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

September 26, 2025

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Notes have been duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture against payment therefor in accordance with the terms of the Underwriting Agreement; (ii) all of the parties to the Documents (other than the Operating Partnership) are validly existing and in good standing under the laws of their respective jurisdictions of organization; (iii) all of the parties to the Documents (other than the Operating Partnership) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iv) each of the Documents has been duly authorized, executed and delivered by, each of the parties thereto (other than the Operating Partnership); (v) each of the Documents constitutes a valid and binding obligation of each of the parties thereto (other than as expressly addressed in the opinions below as to the Company and the Operating Partnership), enforceable against such parties in accordance with their respective terms; (vi) all of the parties to the Documents will comply with all of their covenants, agreements and obligations under the Documents and all laws applicable thereto; and (vii) the Notes and the notation of guarantee evidencing the Guarantee conform to the specimens thereof examined by us.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms and (ii) the Guarantee constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(A) relating to indemnification, contribution or exculpation;

(B) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any provision of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(C) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process, or (d) waivers of any rights to trial by jury;

(D) specifying that provisions thereof may be modified or waived only in writing;

(E) purporting to give any person or entity the power to accelerate obligations without notice to the obligor;

(F) specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

(G) relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture;

(H) that purports to create a trust, power of attorney or other fiduciary relationship;

(I) requiring that any unearned portion of the Notes issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity; or

(J) which may be construed to be in the nature of a penalty.

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

September 26, 2025

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates of interest legally chargeable or collectible.

The opinions set forth above are subject to the following qualifications:

(i) bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and its incorporation by reference in the Registration Statement and to references to this firm under the captions “Legal Matters” in the Base Prospectus which forms a part of the Registration Statement and in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP